CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS

YEAR-END AND FOURTH QUARTER RESULTS

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HONOLULU, HAWAII, December 8, 2008 -- Barnwell Industries, Inc., (AMEX-BRN) today reported net earnings of $11,732,000 ($1.39 per share – diluted) for the year ended September 30, 2008, as compared to net earnings of $3,516,000 ($0.41 per share – diluted) for the year ended September 30, 2007. For the quarter ended September 30, 2008, Barnwell reported net earnings of $3,195,000 ($0.38 per share – diluted) as compared to net earnings of $401,000 ($0.05 per share – diluted) for the quarter ended September 30, 2007.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Fiscal 2008’s net earnings were our second best in our 52 year history. Our best year, 2006, included $4,130,000 in net earnings due to a decrease in the valuation allowance for deferred tax benefits. No such benefits occurred in fiscal 2008, therefore, fiscal 2008 was our best year based on operating results. Net earnings for the year ended September 30, 2008 increased $8,216,000 (234%) due to a $14,842,000 increase in oil and natural gas revenues as a result of higher oil, natural gas and natural gas liquids prices for the year. Fiscal 2008’s net earnings were reduced by the recording of a $1,091,000 bad debt reserve primarily against oil and natural gas receivables due to the bankruptcy filing of SemGroup, L.P. in July 2008. Net earnings for the year ended September 30, 2008 include deferred tax benefits of $909,000 due to reductions in Canadian Federal corporate income tax rates, as compared to $100,000 last year. Current oil and natural gas prices are significantly lower than the prices received by the Company in fiscal 2008.

“In the year ended September 30, 2008, Kaupulehu Developments, Barnwell’s 77.6%-owned land development partnership, received $4,426,000 for the seventh and a portion of the eighth of the ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu in the North Kona district on the island of Hawaii. Due to the early receipt of a portion of a development rights payment in fiscal 2008, Kaupulehu Developments receipts in the first quarter of 2009 are anticipated to be less than in the first quarter of 2008. There is no assurance the remaining development right options will be exercised or that further payments will be made to Kaupulehu Developments.

“The Company continues to move forward in its construction of two residential homes at Kaupulehu, with construction of both houses expected to be completed in the third quarter of fiscal 2009.

“Additionally, operating profit from our contract drilling segment more than doubled to $1,711,000 for the year ended September 30, 2008, due to an increase in water well drilling activity as compared to the same period in the prior year.

“Our oil and natural gas segment invested $17,662,000 in oil and gas exploration and development during the year ended September 30, 2008, participating in the drilling of 32 gross (7.8 net) wells. Of these wells, 29 gross (6.9 net) wells are considered to be successful or are currently being evaluated.”

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS (Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$ 65,644,000	$ 47,436,000	$ 15,321,000	$ 11,192,000

Net earnings	$ 11,732,000	$ 3,516,000	$ 3,195,000	$ 401,000

Earnings per share – basic	$ 1.42	$ 0.43	$ 0.39	$ 0.05

Earnings per share – diluted	$ 1.39	$ 0.41	$ 0.38	$ 0.05

Weighted average shares and equivalent shares outstanding:

Basic	8,248,581	8,208,189	8,267,253	8,244,269

Diluted	8,438,914	8,608,759	8,417,674	8,608,622